Exhibit 10.1

PRADERA FUEGO, LP

405 N. Marienfeld, Suite 250

Midland, Texas 79701

February 26, 2024

Epsilon Energy USA, Inc.

Attention: Mr. Andrew Williamson

500 Dallas Street, Suite 1250

Houston, Texas 77002

Re:

An undivided 25% of 8/8ths interest in the (i) oil and gas leases described in Exhibit “A” covering the lands described in Exhibit “A” attached hereto (the “Leases”) and (ii) producing wells described in Exhibit “B” (the “Wells”) (the Leases and Wells are collectively referred to herein as the “Interests”)

Dear Mr. Williamson:

This letter agreement (this “Agreement”), dated as of February 26, 2024 (the “Execution Date”), but effective for all purposes as of (i) February 1, 2024 with respect to the Leases and lands covered by the Leases, but excluding the Wells (the “Undeveloped Effective Date”) and (ii) March 1, 2024 with respect to the Wells (the “PDP Effective Date”), shall set forth our agreement regarding the Interests as follows:

1. Sale of the Interests. Subject to the terms of this Agreement, Pradera Fuego, LP, a Texas limited partnership (collectively, “Seller”), agrees to sell to Epsilon Energy USA, Inc., an Ohio corporation (“Buyer”), and Buyer agrees to purchase from Seller, the Interests for a purchase price of $15,000,000.00 (the “Purchase Price”) in accordance with the terms of this Agreement (the “Sale”) . The Purchase Price is based upon Seller delivering a 25% of 8/8ths working interest and at least an 18.75% net revenue interest in (a) the Leases, as to all depths and lands covered thereby, comprising all of the 4,682.25 gross acres of lands (the “Johnson Ranch”) described in Exhibit “A”, attached hereto, (for clarity, of the 4,682.25 gross acres, Seller owns 3,245.79 net undeveloped leasehold acres to which Buyer is allocating undeveloped acreage value and 1,085 net leasehold acres that are held by production) resulting in a price of $3,516.54 per net undeveloped leasehold acre and (b) a corresponding interest in the Wells, resulting in a price for each Well as set forth on Exhibit “B”. In the event Buyer’s inspection of the Interests reflects that Seller will convey less than a 25% of 8/8ths working interest in the Leases or Wells or in the event Buyer and Seller mutually agree for Seller to convey to Buyer less than a 25% of 8/8ths working interest in the Leases or Wells, then, in addition to the other Purchase Price adjustments provided in Section 2 below, the Purchase Price will be adjusted to correspond to (i) the net leasehold acres so delivered if there is a defect with respect to the Johnson Ranch Leases, based upon the net leasehold acre prices described above, or (ii) the actual working interest and net revenue interest delivered in and to a Well if there is a defect with respect to any Well(s), based upon the portion of the Purchase Price allocated to such Well(s) on Exhibit “B”.

2.PDP-Related Accounting Adjustments. Buyer shall be entitled to 25% of 8/8ths of all production and products from or attributable to the Wells as set forth in Section 1 from and after the PDP Effective Date and the proceeds thereof, and to 25% of 8/8ths of all other income, proceeds, receipts and credits earned with respect to the Wells as set forth in Section 1 on or after the PDP Effective Date, and shall be responsible for (and entitled to any refunds with respect to) 25% of 8/8ths of all operating expenses and capital expenditures, respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Wells as set forth in Section 1 (without duplication) (such costs, the “Property Costs”) and incurred from and after the PDP Effective Date. As between Buyer and Seller, Seller shall be entitled to all production and products from or attributable to the Wells prior to the PDP Effective Date and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Wells incurred prior to the PDP Effective Date.

(a)For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 2, (i) liquid hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous hydrocarbons and liquid hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Seller and Buyer shall rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the PDP Effective Date and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the PDP Effective Date. Asset Taxes shall be prorated in accordance with Section 3.

(b)	The Purchase Price shall be, without duplication,

i.	increased by the following amounts:

(1)the aggregate amount of (i) proceeds received and retained by Buyer from the sale of hydrocarbons produced from and attributable to the Wells during any period prior to the PDP Effective Date to which Seller is entitled under Section 2 (net of any (x) royalties or other burdens on production and (y) gathering, processing, transportation and other midstream costs, in each case, to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Buyer) and (ii) any other proceeds received and retained by Buyer with respect to the Wells to which Seller would otherwise be entitled under Section 2;

(2)the amount of all Asset Taxes allocable to Buyer pursuant to Section 3 but paid or economically borne by Seller;

(3)the aggregate amount of all non-reimbursed Property Costs that have been paid by Seller that are attributable to Buyer’s 25% of 8/8ths share of the ownership of the Wells after the PDP Effective Date;

(4)the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and

ii.	decreased by the following amounts:

(1)the aggregate amount of (i) proceeds received and retained by Seller from the sale of hydrocarbons produced from and attributable to the Wells from and after the PDP Effective Date to which Buyer is entitled under this Section 2 (net of any (x) royalties or other burdens on production and (y) gathering, processing, transportation and other midstream costs, in each case, to the extent actually deducted from the proceeds received by Seller, or otherwise economically borne by Seller) and (ii) other proceeds received and retained by Seller with respect to the Wells (without duplication) for which Buyer would otherwise be entitled under this Section 2;

(2)the amount of all Asset Taxes allocable to Seller pursuant to Section 3 but paid or economically borne by Buyer;

(3)the aggregate amount of all finally agreed downward adjustments pursuant to this Agreement; and

(4)the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Wells prior to the PDP Effective Date and paid by Buyer.

(c)As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. Buyer shall cooperate with Seller and provide access to any books, records and data as may be reasonably requested by Seller in connection with the preparation of the Final Settlement Statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred seventy (170) days after the Closing Date (the “Post-Closing Date”).

If the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit the dispute to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting Expert ”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer, on the one hand, and Seller, on the other hand, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties, and Seller (on the one hand) and Buyer (on the other hand) shall bear its own legal fees and other costs presenting its case to the Accounting Expert, provided, that, any fees or expenses owed to the Accounting Expert shall be borne pro rata between the Parties with Seller (on the one hand) and Buyer (on the other hand) being responsible for such costs and expenses to the extent the Accounting Expert has not selected Seller’s or Buyer’s respective position on an aggregate dollar basis with respect to all amounts submitted for determination pursuant to this Section 2. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2 shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.

3.Allocation of Asset Taxes. “Asset Taxes” means ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar taxes based upon the operation or ownership of the Wells, the production of hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income taxes and transfer taxes. Seller shall be allocated and bear, (i) all Asset Taxes for any taxable period ending prior to the PDP Effective Date and (ii) as between Buyer and Seller, 75% of all Asset Taxes for any taxable period from and after the PDP Effective Date. After the Closing Date, Buyer shall be responsible for 25% of all Asset Taxes for any tax period from and after the PDP Effective Date. If a tax period begins before and ends after the PDP Effective Date (a “Straddle Period”), as between Seller and Buyer, Seller shall bear all Asset Taxes for the portion of the Straddle Period prior to the PDP Effective Date and Buyer shall bear 25% of all Asset Taxes for the portion of the Straddle Period after the PDP Effective Date.

4.Closing; Preliminary Settlement Statement. Not later than five (5) days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the adjustments to the Purchase Price pursuant to Section 2 and therefore the amount owed by Buyer to Seller at Closing, based upon the best information available at that time, which may include estimates where actual amounts are not known at such time (the

“Preliminary Settlement Statement”). Within two (2) days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto, and Seller shall consider all such objections and proposed changes. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement prepared by Seller in accordance with this Section 4, will be the Preliminary Amount (the “Preliminary Amount”) to be paid by Buyer to Seller at the Closing. The parties shall take the following actions at closing (“Closing”) on or before February 26, 2024 (the “Closing Date”): (a) Buyer shall pay to Seller the Preliminary Amount; (b) Buyer shall pay to Seller Buyer’s share of the drilling cash call for the drilling of the Ava 1H Unit well to be drilled on the lands covered by the Leases (the “Ava 1H Unit well”) and Seller and Buyer agree that such share of cash is in the amount of $1,726,688.50 (provided, however, Buyer shall also be obligated to pay Seller any additional drilling and completion costs in connection with the Ava 1H Unit well which are attributable to Buyer’s interest in the Leases in accordance with the terms and provisions of the Joint Operating Agreement executed in connection therewith) and (c) Seller shall execute and deliver to Buyer an Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit “C” (the “Assignment”) conveying a 25% of 8/8ths working interest in the Leases and a corresponding interest in the Wells effective as of the Undeveloped Effective Date and PDP Effective Date, respectively.

5.Inspection of Interests. From and after the date this Agreement is executed by Buyer until the Closing Date (the “Inspection Period”), Buyer shall have physical access to (i) the Leases and to Seller’s files and records with respect to the Leases during normal business hours for the purpose of conducting due diligence and a physical assessment of the Leases and (ii) the Wells and equipment thereon for purposes of inspecting the Wells and equipment, provided that a representative of Seller must accompany Buyer or its representative during any such field inspection of the Wells. If (a) in Buyer’s good faith determination, Buyer’s due diligence or physical assessment indicates that Seller will not be able to convey the Interests as contemplated by this Agreement, (b) Buyer determines, acting reasonably, that the Interests have unacceptable environmental issues, (c) Buyer determines that there are material title or environmental defects, (d) Seller does not obtain a waiver of the right of first refusal (the “ROFR”) set forth in that certain Letter Agreement dated February 1, 2024 by and between Ares Energy, Ltd., Pradera Fuego, L.P., Royale Energy Funds, Inc., Diamondback E&P, LLC, and DE IV Combo, LLC. (the “Diamondback Letter Agreement”) or (e) Seller does not obtain all consents required pursuant to the Leases by the Closing Date, Buyer shall have the right, without any liability, to terminate this Agreement at any time prior to the Closing Date upon written notice to Seller. Upon execution of this Agreement, Seller will seek to obtain a waiver of the ROFR set forth in the Diamondback Letter agreement from all holders thereof. In addition to Buyer’s right set forth above, if Seller does not obtain such waiver of the ROFR prior to the Closing and Buyer elects to proceed with Closing, the lands subject to the ROFR will not be conveyed to Buyer at the Closing and the Purchase Price will be reduced by the product of the per net undeveloped leasehold acre price multiplied by the net leasehold acres excluded from the Closing as a result of the ROFR. If Seller obtains a waiver of the ROFR at any time within sixty (60) days after the Closing, subject to the other terms of this Agreement, Seller shall sell, and Buyer shall acquire, such lands that were subject to the ROFR.

6.Confidentiality. Prior to closing or at all times hereafter if the Sale does not occur, Buyer shall keep any data or information acquired through its due diligence or physical assessment of the Interests strictly confidential and shall not disclose any of the same to any person other than Seller or Buyer’s affiliates, officers, directors, employees, financial institutions, accountants, lawyers, other consulting personnel, unless otherwise required by law or regulation and then only after written notice to Seller of the need for disclosure and the identity of all intended recipients.

7.Joint Operating Agreement. At the Closing, Buyer and Seller shall execute separate joint operating agreements substantially in the form attached hereto as Exhibit “D” (the “Joint Operating Agreement”) naming Ares Energy, Ltd. as operator, covering (i) each Well (one Joint Operating Agreement for each Well) and (ii) the Leases insofar as the Johnson Ranch. To the extent there is any conflict between this Agreement and any Joint Operating Agreement, the terms of this Agreement shall control.

8.Drilling of Wells. Seller shall cause Ares Energy, Ltd. to commence, with a spud date no later than March 3, 2024, and complete drilling and completion operations of the Ava 1H Unit well and commence production from such well as soon as reasonably practical. Further, Seller shall cause Ares Energy, Ltd. to commence, with a spud date no later than one hundred and eighty

(180)days after drilling rig release of the rig drilling the Ava 1H Unit well, and complete all drilling and completion of the Katy 1H Unit well and commence operations on such well as soon as reasonably practical, which well shall be drilled partially on the lands covered by the Leases and partially on the Cowden Ranch Lands (the “Katy 1H Unit well”), all in accordance with the terms, provisions, and timing deadlines set forth in, and prior to expiration of, the Leases, as such Leases may be amended from time to time. In addition to the Katy 1H Unit well, Seller shall cause Ares Energy, Ltd. to commence, with a spud date no later than December 31, 2024, and complete all drilling and completion of a well on the Cowden Ranch Lands (such lands as described on Exhibit “E”, the “Cowden Ranch Lands” and such well, the “Cowden Well”) and commence operations on such well as soon as reasonably practical. For the avoidance of doubt, the parties expressly agree and stipulate that: (1) Seller’s covenant to cause Ares Energy, Ltd. to commence and complete drilling and completion operations on the Ava 1H Unit well, Katy 1H Unit well and Cowden Well (the “Drilling Covenant”) is a material term of this Agreement; (2) Buyer’s assent to this Agreement is expressly conditioned upon the inclusion of the Drilling Covenant in the Agreement; and (3) the damages proximately caused by Seller’s breach of the Drilling Covenant include, but are not limited to, the Purchase Price and Buyer’s share of costs for the drilling and completion operations of the Ava 1H Unit well, Katy 1H Unit well and Cowden Well.

9.Representations and Warranties of Seller. Seller jointly and severally represents and warrants to Buyer as of the Execution Date and Closing Date, as follows:

(a)Organization, Existence and Qualification. Seller is a limited partnership duly formed and validly existing under the Laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including the Leases) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business in all jurisdictions in which it carries on business or owns interests and such qualification is required by law, except where the failure to be so qualified would not have a material adverse effect upon the ownership or operation of the Leases or the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(b)Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller. This Agreement is enforceable against Seller in accordance with its terms.

(c)No Conflicts. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not, with notice or lapse in time or both, (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a material default or the creation of any material encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other applicable contract to which Seller is a party or by which Seller or the Interests may be bound or (iii) materially violate any law applicable to Seller or the Interests.

(d)Consents. Except for consent provisions in the Leases, there are no restrictions to assignment, including requirements for consent from a third party, that must be obtained in order for the assignment of the Interests to be valid or not in violation of the legally enforceable terms of any applicable document or agreement.

(e)Preferential Rights. The Interests are not subject to any preferential rights to purchase, rights of first refusal, or other similar rights.

(f)Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s knowledge, threatened in writing against Seller. Seller is not insolvent.

(g)Litigation. There is no suit, action, litigation, investigation, audit, inquiry or arbitration by any third party or before any governmental authority pending (i) against Seller with respect to the Interests of which Seller has received service or written notice or, to Seller’s knowledge, threatened in writing against Seller with respect to the Interests, or (ii) otherwise relating to the Interests. As of the Execution Date, there is no suit, action, litigation, investigation, audit, inquiry or arbitration by any person or before any governmental authority pending, or to Seller’s knowledge, threatened against Seller or any of its affiliates questioning the validity of or seeking to prevent the consummation of this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any suit, action, litigation, investigation, audit, inquiry or arbitration by any person or before any governmental authority with respect to the Interests, this Agreement or the transactions contemplated hereunder.

(h)Compliance with Laws. Seller is not in material violation of any applicable laws, Contracts or the Leases with respect to its ownership and operation of the Interests.

(i)Taxes. Seller has timely and properly filed, or caused to be filed, all tax returns with respect to the Interests. All such tax returns were true, accurate and complete in all material respects. All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable have been properly and timely paid.

(j)Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement for which Buyer or its affiliates shall have any responsibility, directly or indirectly.

(k)Environment Laws. There are no suits, litigations or arbitrations pending of which Seller has received service or written notice, or to Seller’s knowledge, threatened in writing, before any governmental authority with respect to the Interests alleging violations of or liability under environmental laws, or claiming material remediation obligations. Seller has not received any written notice from any governmental authority of any alleged or actual violation or material non-compliance with any environmental law or of material non-compliance with the terms or conditions of any permits issued to Seller under environmental laws, arising from, based upon, associated with or related to the Interests or the ownership or operation of any thereof.

(l)Wells; Plugging and Abandonment. There are no wells located on the Leases in respect of which Seller has received an order from any governmental authority requiring that such wells be plugged and abandoned or that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable law, that have not been plugged and abandoned in accordance in all material respects with applicable law.

(m)Permits. Seller possess all permits, licenses, registrations, orders, approvals, consents, variances, franchises, exemptions, certificates, waivers and other authorizations (the “Permits”) required to be obtained from any governmental authority for conducting its business with respect to the Interests. Each of the Permits is duly and validly issued and in full force and effect, there exists no default under any Permit by Seller or by any other person, and no event has occurred that upon receipt of notice or lapse of time or both would constitute, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in, any default by Seller or any other person under or the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may materially limit the operation or use of the Interests as historically conducted.

(n)Units. Any unit that includes all or any portion of the Leases has been properly formed in material compliance with, and is in material compliance with, all applicable laws.

(o)Lease. Neither Seller nor any of its affiliates has received written notice from a lessor seeking to terminate any of the Leases and, to the knowledge of Seller, no event has occurred or circumstance exists that (with notice or lapse of time, or both) would constitute a material breach or material default under any of the Leases. Seller is not, and, to the knowledge of Seller, no other party to the Leases is, in material breach of the terms, provisions or conditions of any of the Leases.

(p)Imbalances. There are no pipeline or wellhead imbalances with respect to Seller’s obligations relating to the Wells as of the Execution Date.

(q)Material Contracts. Schedule 9(q) sets forth a true and correct list of all contracts to which Seller and the Interests are subject as of the Execution Date and Closing Date and to which Buyer will be subject with respect to the Interests after the Closing Date (the “Contracts”). Neither Seller nor, to Seller’s actual knowledge, any third party is in breach of any Contract.

(r)Current Commitments. Schedule 9(r) sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) (the “AFEs”) relating to the Interests to drill or rework any wells or for other capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

(s)Payment Matters. Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Interests at some future time without receiving full payment therefor at or after the time of delivery. All royalties, overriding royalties and other burdens and payments, including any interest owing from such royalties and burdens and payments, due and payable by or on behalf of Seller with respect the Wells and the hydrocarbons produced therefrom have been properly and timely paid. No expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Interests and other burdens on production and amounts payable to co-owners of the Interests) are owed and delinquent in payment by Seller or any of its affiliates that relate to the ownership or operation of the Interests.

10.Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Execution Date and the Closing Date, the following:

(a)Organization, Existence and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Ohio.

(b)Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is enforceable against Seller in accordance with its terms.

(c)No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not, with notice or lapse of time or both (i) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (ii) result in a default or the creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (iii) violate any law applicable to Buyer or any of its property, except in the case of clauses (ii) and (iii) where such default, encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(d)Consents. Except for customary post-closing consents, there are no consents or other restrictions on assignment, including requirements for consents from any third party or any governmental authority to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

(e)Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer. Buyer is not insolvent.

(f)Litigation. There is no suit, action, investigation, litigation or arbitration by any person or before any governmental authority pending, or to Buyer’s knowledge, threatened against Buyer or any of its affiliates that has or would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(g)Brokers Fees’. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation as an intermediary relating to the transactions contemplated by this Agreement for which Seller or its affiliates shall have any responsibility, directly or indirectly.

11.Indemnities of Seller. Effective as of the Closing Date, Seller shall be responsible for, and shall defend, indemnify, hold harmless and forever release Buyer, its affiliates, and its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives from and against all liabilities, costs, and expenses, whether or not related to third party claims or incurred by Buyer in the investigation or defense of any of the same or in asserting, preserving or enforcing any of Buyer’s rights or Seller’s obligations hereunder, in each case arising from, based upon, related to or associated with (a) the ownership and operation of the (i) Leases and lands covered thereby, but excluding the Wells, prior to the Undeveloped Effective Date and (ii) Wells prior to the PDP Effective Date, (b) a breach of any of Seller’s representations and warranties set forth in Section 9, (c) a breach of any covenants of Seller in this Agreement including, without limitation, Seller’s covenants in Section 8, and (d) a breach of the special warranty set forth in the Assignment.

12.Indemnities of Buyer. Effective as of closing, Buyer shall be responsible for, and shall defend, indemnify, hold harmless and forever release Seller, its affiliates, and its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives from and against all liabilities, costs, and expenses, whether or not related to third party claims or incurred by Seller in the investigation or defense of any of the same or in asserting, preserving or enforcing any of Seller’s rights or Buyer’s obligations hereunder, in each case arising from, based upon, related or associated with (a) Buyer’s share of the ownership of the (i) Leases and lands covered thereby, but excluding the Wells, from and after the Undeveloped Effective Date and (ii) Wells from and after the PDP Effective Date, (b) a breach of any of Buyer’s representations and warranties set forth in Section 10, and (c) a breach of any covenants of Buyer in this Agreement.

13.Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

14.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Neither party shall assign any of its rights or obligations hereunder without the prior written consent of other party.

15.Governing Law. This Agreement shall be governed and construed under the laws of the State of Texas, excluding any conflicts of law provisions that would require the application of the law of any other jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the courts of the State of Texas and (b) the federal courts of the United States of America, in each case, located exclusively in Midland County, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, and each party irrevocably agrees that all claims with respect of such dispute or proceeding will be heard and determined in such courts. Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. EACH PARTY HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR

PROCEEDING WITH RESPECT TO THIS AGREEMENT.

If the foregoing accurately sets forth our agreement regarding the above matters, please sign a copy of this letter in the space provided below and return it to the undersigned on or before February 28, 2024. The offer to sell the Interests to Buyer hereunder and all other rights hereunder shall automatically terminate if this letter is not signed by Buyer and returned to Seller on or before February 28, 2024.

Very truly Yours,

PRADERA FUEGO,LP

By: Ares Energy Ltd., its general partner

By: Lanza Resource, Inc., ts general partner

By:	/s/ Robert L .Dimit, President
Robert L .Dimit, President

ACCEPTED AND AGREED TO THIS 26th DAY OF FEBRUARY, 2024.

EPSILON ENERGY USA, INC.

/s/ Andrew Williamson, Chief Financial Officer
Andrew Williamson, Chief Financial Officer